Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Joel Weiden/Doug Morris
212-515-1970/1964

SEITEL NOTEHOLDERS EXTEND STANDSTILL AGREEMENT

Company Continues Discussions Toward Long-Term Debt Restructuring

HOUSTON - October 18, 2002 - Seitel, Inc. (NYSE: SEI) today announced that it has reached an agreement with its Noteholders to extend the previously announced standstill agreement. Under the terms of the extension, the Senior Noteholders have agreed to forebear from exercising any rights and remedies they have against the Company related to the previously reported events of technical default under the Senior Note Agreements, until December 2, 2002.

As with the previous agreement, the standstill agreement will terminate prior to December 2, 2002, among other things, in the event of a default by the Company under the standstill agreement or any subsequent default under the existing Senior Note Agreements, or a default in the payment of any non-excluded debt of $5,000,000 or more. The standstill agreement will also terminate in the event of the termination or expiration of the Company's existing term or revolving credit lines with the Royal Bank of Canada, or after five business days written notice from Noteholders owning a majority in interest of the outstanding principal amount of the Notes. The Company said that its negotiations towards a long-term modification of its Senior Note Agreements continue.

The Company stated that it is encouraged by the ongoing discussions with its Noteholders. The negotiations continue to be amicable and constructive and the Company is making progress. This standstill extension provides the Company with additional time to reach agreement with its Noteholders on outstanding matters.

The Company expects to report its financial results for the quarter ended September 30, no later than the first week of November.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client projects.

(Disclaimer)

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word "expected" and similar words or expressions are intended to identify forward-looking statements. The Company's expectation regarding the closing date of the sale to Rising Star Energy is only its forecast regarding this matter. This forecast may differ materially from the actual outcome. Closing of the sale of the assets to Rising Star Energy is conditioned upon the Company's noteholders approving the transaction and other customary conditions to closing in oil and gas property sales, which conditions may or may not be satisfied or waived.

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